Filed Pursuant to Rule 424(b)(3)
Registration No. 333-264238

PROSPECTUS SUPPLEMENT NO. 26

(To the Prospectus dated May 13, 2022)

Up to 21,320,000 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 57,538,996 Shares of Common Stock

Up to 7,520,000 Warrants to Purchase Common Stock

This prospectus supplement supplements the prospectus, dated May 13, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-264238). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 28, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 21,320,000 shares of our common stock, $0.0001 par value per share (the “Common Stock”), consisting of (i) 7,520,000 shares of Common Stock issuable upon the exercise of 7,520,000 warrants (the “Private Warrants”) originally issued in a private placement to CITIC Capital Acquisition Corp. (“CCAC”) in connection with the initial public offering of CCAC and (ii) 13,800,000 shares of Common Stock issuable upon the exercise of 13,800,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of CCAC.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “selling securityholders”) of (i) up to 57,538,996 shares of Common Stock consisting of (a) 3,695,000 shares of Common Stock purchased by subscripts for $10.00 per share in a private placement pursuant to subscription agreements entered into in connection with the Business Combination (as defined in the Prospectus), (b) 7,520,000 shares of Common Stock issuable upon exercise of the Private Warrants which have an exercise price equal to $11.50 per share, (c) 6,900,000 shares of Common Stock originally issued to CCAC for approximately $0.004 per share, (d) 34,422,480 shares of Common Stock issued in connection with the Business Combination (as defined in the Prospectus) as merger consideration at an acquiror share value of $10.00 per share, (e) 197,875 shares held by Tomoyuki Izuhara pursuant to the exercise of options to purchase Common Stock at exercise prices ranging from $0.36 to $4.29 per share, and (f) 4,803,641 shares of Common Stock issued pursuant to the Share Issuance Agreements (as defined in the Prospectus), at a deemed per share price of $1.9841, and (ii) up to 7,520,000 Private Warrants.

The common stock and Warrants were listed on the New York Stock Exchange (“NYSE”) under the symbols “QNGY” and “QNGY WS,” respectively. Trading in these securities was suspended on the NYSE after market close on November 8, 2022 and the NYSE filed a Form 25 with the SEC to delist the securities on April 5, 2023. The common stock and Warrants currently trade exclusively on the OTC Pink Marketplace under the symbols “QNGYQ” and “QNGWQ”, respectively. On November 27, 2023, the last reported sales price of our common stock on the over-the-counter market was $0.01 per share and the last reported sales price of our Warrants was $0.00 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 8 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated November 28, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2023

Quanergy Systems, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39222	88-0535845
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o SierraConstellation Partners, LLC 355 S. Grand Avenue, Suite 1450 Los Angeles, California		90071
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 408 245-9500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	QNGYQ	N/A
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $230.00 per share	QNGWQ	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 13, 2022, on December 13, 2022, Quanergy Systems, Inc. (the “Company”) filed a voluntary petition (Case No. 22-11305) for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (such court, the “Bankruptcy Court” and such case, the “Case”).

On November 21, 2023, the Company filed its monthly operating report with the United States Bankruptcy Court for the period beginning October 01, 2023 and ending October 31, 2023 (the “Monthly Operating Report”). The Monthly Operating Report is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Cautionary Note Regarding the Monthly Operating Report

The Company cautions investors and potential investors not to place undue reliance upon the information contained in the Monthly Operating Report, which was not prepared for the purpose of providing the basis for an investment decision relating to any Company securities. The Monthly Operating Report is limited in scope and has been prepared solely for the purpose of complying with requirements of the Bankruptcy Court. The Monthly Operating Report was not reviewed by independent accountants, is in a format prescribed by applicable bankruptcy laws, and is subject to future adjustment. The financial information in the Monthly Operating Report is not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), and, therefore, may exclude items required by GAAP, such as certain reclassifications, eliminations, accruals, valuations and disclosures. The Monthly Operating Report also relates to a period that is different from the historical periods required in the Company’s reports pursuant to the Securities Exchange Act of 1934, as amended.

Cautionary Note Regarding Trading in the Company’s Securities

The Company cautions that trading in the Company’s securities during the pendency of the Case is highly speculative and poses substantial risks. Trading prices for the Company’s securities may bear little or no relationship to the actual recovery, if any, by holders of the Company’s securities in the Case. Accordingly, the Company urges extreme caution with respect to existing and future investments in its securities.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Monthly Operating Report, for the period covering October 01, 2023 through October 31, 2023, filed with the United States Bankruptcy Court for the District of Delaware.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUANERGY SYSTEMS, INC.

Dated: November 28, 2023	By:	/s/ Patrick Archambault
Patrick Archambault Chief Financial Officer

Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In Re.	Quanergy Systems, Inc.	§	Case No.	22-11305
§
§
	Debtor(s)	§
☐ Jointly Administered

Monthly Operating Report		Chapter 11

Reporting Period Ended: 10/31/2023		Petition Date: 12/13/2022

Months Pending: 11		Industry Classification: 5 4 1 4

Reporting Method:	Accrual Basis	Cash Basis

Debtor’s Full-Time Employees (current):		0

Debtor’s Full-Time Employees (as of date of order for relief):		87

Supporting Documentation (check all that are attached):

(For jointly administered debtors, any required schedules must be provided on a non-consolidated basis for each debtor)

☒	Statement of cash receipts and disbursements
☒	Balance sheet containing the summary and detail of the assets, liabilities and equity (net worth) or deficit
☒	Statement of operations (profit or loss statement)
☒	Accounts receivable aging
☒	Postpetition liabilities aging
☐	Statement of capital assets
☒	Schedule of payments to professionals
☒	Schedule of payments to insiders
☒	All bank statements and bank reconciliations for the reporting period
☐	Description of the assets sold or transferred and the terms of the sale or transfer

/s/ Shane Reil	Shane Reil
Signature of Responsible Party	Printed Name of Responsible Party

11/21/2023
Date	Young Conaway Stargatt & Taylor, LLP
1000 N. King Street Wilmington, DE 19801
Address

STATEMENT: This Periodic Report is associated with an open bankruptcy case; therefore, Paperwork Reduction Act exemption 5 C.F.R. § 1320.4(a)(2) applies.

UST Form 11-MOR (12/01/2021)	1

Debtor’s Name Quanergy Systems, Inc.	Case No. 22-11305

Part 1: Cash Receipts and Disbursements		Current Month	Cumulative
a.	Cash balance beginning of month	$6,298,752

b.	Total receipts (net of transfers between accounts)	$246,289	$5,771,164

c.	Total disbursements (net of transfers between accounts)	$297,393	$8,625,368

d.	Cash balance end of month (a+b-c)	$6,247,648

e.	Disbursements made by third party for the benefit of the estate	$0	$0

f.	Total disbursements for quarterly fee calculation (c+e)	$297,393	$8,625,368

Part 2: Asset and Liability Status (Not generally applicable to Individual Debtors. See Instructions.)		Current Month
a.	Accounts receivable (total net of allowance)	$34,910

b.	Accounts receivable over 90 days outstanding (net of allowance)	$34,910

c.	Inventory ( Book Market Other (attach explanation))	$0

d.	Total current assets	$10,563,110

e.	Total assets	$10,655,833

f.	Postpetition payables (excluding taxes)	$142,232

g.	Postpetition payables past due (excluding taxes)	$0

h.	Postpetition taxes payable	$0

i.	Postpetition taxes past due	$0

j.	Total postpetition debt (f+h)	$142,232

k.	Prepetition secured debt	$0

l.	Prepetition priority debt	$3,794

m.	Prepetition unsecured debt	$32,926,639

n.	Total liabilities (debt) (j+k+l+m)	$33,072,665

o.	Ending equity/net worth (e-n)	$-22,416,832

Part 3: Assets Sold or Transferred		Current Month	Cumulative
a.	Total cash sales price for assets sold/transferred outside the ordinary course of business	$0	$3,150,000

b.	Total payments to third parties incident to assets being sold/transferred outside the ordinary course of business	$0	$625,000

c.	Net cash proceeds from assets sold/transferred outside the ordinary course of business (a-b)	$0	$2,525,000

Part 4: Income Statement (Statement of Operations) (Not generally applicable to Individual Debtors. See Instructions.)		Current Month	Cumulative
a.	Gross income/sales (net of returns and allowances)	$0

b.	Cost of goods sold (inclusive of depreciation, if applicable)	$0

c.	Gross profit (a-b)	$0

d.	Selling expenses	$551

e.	General and administrative expenses	$211,201

f.	Other expenses	$-372,455

g.	Depreciation and/or amortization (not included in 4b)	$0

h.	Interest	$0

i.	Taxes (local, state, and federal)	$0

j.	Reorganization items	$264,924

k.	Profit (loss)	$-104,221	$-35,884,148

UST Form 11-MOR (12/01/2021)	2

Debtor’s Name Quanergy Systems, Inc.	Case No. 22-11305

Part 5: Professional Fees and Expenses				Approved Current Month	Approved Cumulative	Paid Current Month	Paid Cumulative
a.	Debtor’s professional fees & expenses (bankruptcy) Aggregate Total			$2,055,727	$4,840,420	$0	$1,910,948
	Itemized Breakdown by Firm

		Firm Name	Role
	i	Raymond James	Financial Professional	$0	$250,000	$0	$250,000

	ii	Cooley LLP	Lead Counsel	$1,100,004	$1,853,223	$0	$602,993

	iii	Young Conaway Stargatt Taylo	Co-Counsel	$502,514	$987,421	$0	$388,807

	iv	FTI	Financial Professional	$398,994	$955,107	$0	$444,891

	v	Stretto	Other	$0	$8,239	$0	$4,401

	vi	Seward & Kissel	Other	$54,215	$566,575	$0	$0

	vii	Sierra Constellation Partners	Other	$0	$219,856	$0	$219,856

				Approved Current Month	Approved Cumulative	Paid Current Month	Paid Cumulative
b.	Debtor’s professional fees & expenses (nonbankruptcy) Aggregate Total				$0
	Itemized Breakdown by Firm

		Firm Name	Role

	i				$0

c.	All professional fees and expenses (debtor & committees)

Part 6: Postpetition Taxes		Current Month	Cumulative
a.	Postpetition income taxes accrued (local, state, and federal)	$0	$0

b.	Postpetition income taxes paid (local, state, and federal)	$0	$0

c.	Postpetition employer payroll taxes accrued	$0	$0

d.	Postpetition employer payroll taxes paid	$0	$353,308

e.	Postpetition property taxes paid	$0	$0

f.	Postpetition other taxes accrued (local, state, and federal)	$0	$0

g.	Postpetition other taxes paid (local, state, and federal)	$0	$0

Part 7: Questionnaire - During this reporting period:
a.	Were any payments made on prepetition debt? (if yes, see Instructions)	Yes	No
b.	Were any payments made outside the ordinary course of business without court approval? (if yes, see Instructions)	Yes	No
c.	Were any payments made to or on behalf of insiders?	Yes	No
d.	Are you current on postpetition tax return filings?	Yes	No
e.	Are you current on postpetition estimated tax payments?	Yes	No
f.	Were all trust fund taxes remitted on a current basis?	Yes	No
g.	Was there any postpetition borrowing, other than trade credit? (if yes, see Instructions)	Yes	No
h.	Were all payments made to or on behalf of professionals approved by the court?	Yes	No	N/A

UST Form 11-MOR (12/01/2021)	3

Debtor’s Name Quanergy Systems, Inc.	Case No. 22-11305

i.	Do you have: Worker’s compensation insurance?	Yes	No
	If yes, are your premiums current?	Yes	No	N/A	(if no, see Instructions)
	Casualty/property insurance?	Yes	No
	If yes, are your premiums current?	Yes	No	N/A	(if no, see Instructions)
	General liability insurance?	Yes	No
	If yes, are your premiums current?	Yes	No	N/A	(if no, see Instructions)
j.	Has a plan of reorganization been filed with the court?	Yes	No
k.	Has a disclosure statement been filed with the court?	Yes	No
l.	Are you current with quarterly U.S. Trustee fees as set forth under 28 U.S.C. § 1930?	Yes	No

Part 8: Individual Chapter 11 Debtors (Only)
a. Gross income (receipts) from salary and wages	$0

b. Gross income (receipts) from self-employment	$0

c. Gross income from all other sources	$0

d. Total income in the reporting period (a+b+c)	$0

e. Payroll deductions	$0

f. Self-employment related expenses	$0

g. Living expenses	$0

h. All other expenses	$0

i. Total expenses in the reporting period (e+f+g+h)	$0

j. Difference between total income and total expenses (d-i)	$0

k. List the total amount of all postpetition debts that are past due	$0

l. Are you required to pay any Domestic Support Obligations as defined by 11 U.S.C § 101(14A)?	Yes No
m. If yes, have you made all Domestic Support Obligation payments?	Yes No N/A

UST Form 11-MOR (12/01/2021)	4

Debtor’s Name Quanergy Systems, Inc.	Case No. 22-11305

Privacy Act Statement

28 U.S.C. § 589b authorizes the collection of this information, and provision of this information is mandatory under 11 U.S.C. §§ 704, 1106, and 1107. The United States Trustee will use this information to calculate statutory fee assessments under 28 U.S.C. § 1930(a)(6). The United States Trustee will also use this information to evaluate a chapter 11 debtor’s progress through the bankruptcy system, including the likelihood of a plan of reorganization being confirmed and whether the case is being prosecuted in good faith. This information may be disclosed to a bankruptcy trustee or examiner when the information is needed to perform the trustee’s or examiner’s duties or to the appropriate federal, state, local, regulatory, tribal, or foreign law enforcement agency when the information indicates a violation or potential violation of law. Other disclosures may be made for routine purposes. For a discussion of the types of routine disclosures that may be made, you may consult the Executive Office for United States Trustee’s systems of records notice, UST-001, “Bankruptcy Case Files and Associated Records.” See 71 Fed. Reg. 59,818 et seq. (Oct. 11, 2006). A copy of the notice may be obtained at the following link: http://www.justice.gov/ust/eo/rules_regulations/index.htm. Failure to provide this information could result in the dismissal or conversion of your bankruptcy case or other action by the United States Trustee. 11 U.S.C. § 1112(b)(4)(F).

I declare under penalty of perjury that the foregoing Monthly Operating Report and its supporting documentation are true and correct and that I have been authorized to sign this report on behalf of the estate.

/s/ Lawrence Perkins	Lawrence Perkins
Signature of Responsible Party	Printed Name of Responsible Party

Chief Restructuring Officer	11/21/2023
Title	Date

UST Form 11-MOR (12/01/2021)	5

THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

QUANERGY SYSTEMS, INC.,[1]	Case No. 22-11305 (CTG)

Debtor.

NOTES TO MONTHLY OPERATING REPORT

On December 13, 2022 (the “Petition Date”), the above-captioned debtor and debtor in possession (the “Debtor”) filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

Please be advised that the accompanying monthly operating report and the exhibits thereto (the “MOR”) are unaudited, preliminary, and may not comply with generally accepted accounting principles in the United States of America (“U.S. GAAP”) in all material respects.

The MOR is limited in scope, covers a limited time period, and has been prepared solely for the purpose of complying with the reporting requirements of the Bankruptcy Code and the United States Trustee. The unaudited financial statements have been derived from the Debtor’s books and records. The MOR generally reflects the operations and financial position of the Debtor on a consolidated basis with non-Debtor Quanergy Perception Technologies, Inc. The information presented herein has not been subjected to all procedures that would typically be applied to financial information presented in accordance with U.S. GAAP. Upon the application of such procedures, the financial information could be subject to changes, and these changes could be material. The information furnished in the MOR includes normal recurring adjustments, but does not include all of the adjustments that would typically be made for interim financial statements in accordance with U.S. GAAP.

Given the complexity of the Debtor’s business, inadvertent errors, omissions or over-inclusions may have occurred. Accordingly, the Debtor hereby reserves the right to amend or supplement the MOR, if necessary, but shall be under no obligation to do so.

[1]

The Debtor and the last four digits of its taxpayer identification number are: Quanergy Systems, Inc. (5845). The Debtor’s mailing address for purposes of the Chapter 11 Case is c/o SierraConstellation Partners, LLC 355 S. Grand Avenue Suite 1450 Los Angeles, CA 90071.

Quanergy Systems, Inc.

Exhibits to the October MOR

For the period October 1, 2023 through October 31, 2023

Table of Contents

Page #
3	Statement of Cash Receipts and Disbursements
4	Balance Sheet for period ending October 31, 2023
5	Statement of Operations
6	Accounts Receivable as of October 31, 2023
7	Post-petition Accounts Payable as of October 31, 2023
8	Bank Reconciliation
9	Payments Made on Pre-Petition Debt as of October 31, 2023
10	Payments to Insiders
11	Payments to Professionals
12	Payments to Professionals To Date

Quanergy Systems, Inc.

Statement of Cash Receipts and Disbursements

($ in USD)

10/1 - 10/31
Beginning Cash Balance	$6,298,752
Receipts
Collections	$87,939
NewCo prefunding	158,350

Total Receipts	$246,289
Operating Disbursements
Prefunded NewCo payments	$158,350
AP	135,274
Other	536

Total Operating Disbursements	$294,160

Operating Cash Flow	$(47,871)

Restructuring Related
Other	$3,233

Total Restructuring Related	$3,233

Net Cash Flow	$(51,104)

Ending Cash Balance	$6,247,648

Quanergy Systems, Inc.

Balance Sheet for period ending October 31, 2023

($ in USD)

10/31/2023
Assets
Current Assets:
Cash and cash equivalents	$6,247,648
Restricted cash	70,000
Accounts receivable, net of allowance for doubtful accounts	34,910
Prepaid business insurance and D&O	3,473,611
Prepaid expenses and other current assets	736,941

Total Current Assets	$10,563,110
Other long-term assets	$92,723

Total Assets	$10,655,833

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$6,354,446
Accrued expenses	1,626,724
Accrued liabilities	9,827,864
Accrued liabilities (Post petition)	142,232
Professional fees (Post petition)	4,556,156
Other current liabilities	467,703

Total Current Liabilities	$22,975,125
Operating lease liabilities	$478,156
Other long-term liabilities	9,619,384

Total Liabilities	$33,072,665
Total Stockholders’ equity	$(22,416,832)

Total Liabilities and Stockholders’ Equity	$10,655,833

Quanergy Systems, Inc.

Statement of Operations

($ in USD)

10/1 - 10/31
Revenue	$—
Cost of sales	—

Gross Margin	$—
Selling expenses	$551
General and administrative	211,201
Restructuring expenses	264,924
Other operating expenses	(372,455)

Income (loss) from operations	$(104,221)
Other income:
Interest income	$—
Loss on asset sale	—

Income (loss) before income taxes	$(104,221)
Income tax	$—

Net Income (loss)	$(104,221)

Quanergy Systems, Inc.

Accounts Receivable as of October 31, 2023

($ in USD)

10/31/2023
Accounts Receivable Reconciliation
Total Accounts Receivable at the beginning of the reporting period	$573,052
- Amounts collected during the period	(87,957)
- Adjustments to bad debt expense	(51,925)

Total Accounts Receivable at the end of the reporting period	$433,170

10/31/2023
Accounts Receivable Aging
Current	$—
1-30 Days Past Due	—
31-60 Days Past Due	—
61-90 Days Past Due	—
91+ Days Past Due	433,170

Total	$433,170

Quanergy Systems, Inc.

Post-petition Accounts Payable Aging as of October 31, 2023

($ in USD)

10/31/2023
Current	$—
1-30 Days Past Due	—
31-60 Days Past Due	—
61-90 Days Past Due	—

Total	$—

Quanergy Systems, Inc.

Bank Reconciliation

($ in USD)

Silicon Valley Bank x2011

Bank Reconciliation	Bank Name	Bank Balance	Adjustments	Book Balance
x2011	Silicon Valley Bank	$1,284,104	$—	$1,284,104

Silicon Valley Bank x4224

Bank Reconciliation	Bank Name	Bank Balance	Adjustments	Book Balance
x4224	Silicon Valley Bank	$—	$—	$—

Silicon Valley Bank x1506

Bank Reconciliation	Bank Name	Bank Balance	Adjustments	Book Balance
x1506	Silicon Valley Bank	$70,000	$—	$70,000

Silicon Valley Bank x1498

Bank Reconciliation	Bank Name	Bank Balance	Adjustments	Book Balance
x1498	Silicon Valley Bank	$4,955,544	$—	$4,955,544

Silicon Valley Bank x2927

Bank Reconciliation	Bank Name	Bank Balance	Adjustments	Book Balance
x2927	Silicon Valley Bank	$8,000	$—	$8,000

Silicon Valley Bank x1679

Bank Reconciliation	Bank Name	Bank Balance	Adjustments	Book Balance
x1679	Silicon Valley Bank	$—	$—	$—

Quanergy Systems, Inc.

Payments Made on Pre-Petition Debt as of October 31, 2023

($ in USD)

Payee Name	Date	Amount	Description
N/A	N/A	N/A

Total		$—

Quanergy Systems, Inc.

Payments to Insiders (10/1/2023 - 10/31/2023)

($ in USD)

as of	Description	Amount
10/31/2023	Salary, benefits & consulting	$24,167

Quanergy Systems, Inc.

Payments to Debtor’s Professionals (10/1/2023 - 10/31/2023)*

($ in USD)

Professional Firm	Date	Amount	Description
N/A	N/A	$—

Total		$—	Total professional fees paid in current month

*	Payments not listed on Part 5 of MOR

Quanergy Systems, Inc.

Payments to Debtor’s Professionals to date

($ in USD)

	2023
Professional Firm	January	February	March	April	May	June	July	August	September	October	Total
Cooley	$—	$229,253	$373,740	$—	$—	$—	$—	$—	$—	$—	$602,993
FTI Consulting	—	—	444,891	—	—	—	—	—	—	—	444,891
Raymond James	125,000	125,000	—	—	—	—	—	—	—	—	250,000
Seward & Kissel LLP	—	—	—	—	—	—	—	—	—	—	—
Sierra Constellation Partners	—	—	59,274	—	—	—	—	—	160,582	—	219,856
Stretto, Inc	—	—	174,974	51,921	—	57,731	11,790	16,798	—	—	313,215
Young Conaway Stargatt & Taylor, LLP	—	191,643	197,164	—	—	—	—	—	—	—	388,807

Total	$125,000	$545,895	$1,250,044	$51,921	$—	$57,731	$11,790	$16,798	$160,582	$—	$2,219,762